EXHIBIT 99

NEWS RELEASE
FOR IMMEDIATE RELEASE
Contact: Chad Hyslop (208) 331-8400
chyslop@americanecology.com     www.americanecology.com
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                    AMERICAN ECOLOGY ENTERS TEN YEAR SUBLEASE
                 WITH STATE OF WASHINGTON FOR DISPOSAL FACILITY

                 SUBLEASE INCLUDES FOUR TEN YEAR RENEWAL OPTIONS

     BOISE, Idaho JULY 28, 2005 - Stephen Romano, President and Chief Executive Officer of American Ecology Corporation [NASDAQ: ECOL], today announced that subsidiary US Ecology Washington, Inc. has entered into a renewable ten year sublease agreement with the Washington Department of Ecology to continue operating a low-level radioactive waste disposal facility on the U.S. Department of Energy Hanford Reservation near Richland, Washington.

     "This renewal allows US Ecology to continue serving the low-level radioactive waste disposal needs of medical and academic institutions, government agencies, electric utilities, biotechnology companies and other industry in the Northwest and Rocky Mountain Compact regions," Romano stated, adding "US Ecology places great value on its longstanding relationship with the State of Washington and its citizens and we are pleased to have successfully concluded this important agreement."

     Sublease terms include four ten year renewal options and an annual, inflation-adjusted rental payment of approximately $63,000. The sublease is consistent with a prime lease entered between the State of Washington and the federal government in 1964.


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     "Our Washington team looks forward to continuing to deliver safe, environmentally protective disposal services as we have since opening our Richland facility in 1965," Romano concluded.

     American Ecology Corporation, through its subsidiaries, provides radioactive, PCB, hazardous and non-hazardous waste services to commercial and government customers throughout the United States, such as nuclear power plants, steel mills, medical and academic institutions and petro-chemical facilities. Headquartered in Boise, Idaho, American Ecology is the oldest radioactive and hazardous waste services Company in the United States.

     This press release contains forward-looking statements that are based on our current expectations, beliefs, and assumptions about the industry and markets in which American Ecology Corporation and its subsidiaries operate. Actual results may differ materially from what is expressed herein and no assurance can be given that the company can fulfill the requirements of the sublease or generate future earnings. For information on factors that could cause actual results to differ from expectations, please refer to American Ecology Corporation's Report on Form 10-K, and most recent Form 10-Q filed with the Securities and Exchange Commission.

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